Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21489, 333-21491 and 333-11618) pertaining to the 1999 Long-Term Stock Incentive Plan of Systemax Inc. of our report dated May 26, 2006 at and for the year ended December 31, 2005, with respect to the consolidated financial statements and schedules of Systemax Inc. in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, New York
August 25, 2006